Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY (NYSE: JOE) ANNOUNCES
MICHAEL N. REGAN APPOINTED CHIEF FINANCIAL OFFICER

Jacksonville, Florida – (November 6, 2006) – The St. Joe Company (NYSE: JOE) announced that Michael N. Regan, 59, has been appointed Chief Financial Officer (CFO) today to replace Anthony (Tony) M. Corriggio, who is leaving to pursue new opportunities.

“JOE is fortunate to be able to turn to the experienced hand of Mike Regan as CFO,” said Peter S. Rummell, JOE’s chairman and CEO.  “He combines an excellent command of JOE’s broad strategic objectives with an intimate knowledge of our financial details. He has had a leadership role in each of our corporate financial functions and helped build a deep and capable financial team. Mike, who prior to joining JOE was vice president and controller at Harrah’s Entertainment, Inc., has been JOE’s Senior Vice President, Finance and Planning since 1997 and served as interim CFO from 1998 to 1999. Since Mike plans to retire in mid-2007, we have started a nationwide search for a successor CFO.”

“We want to express our heartfelt thanks to Tony for his dedicated service to JOE,” said Rummell.  “Tony came to JOE from Morgan Stanley Real Estate and provided JOE with financial leadership and strategic counsel during an important period of market change and company maturation.  We thank him for his hard work and wish him well.”

About JOE

The St. Joe Company (NYSE:JOE), a publicly held company based in Jacksonville, is one of Florida’s largest real estate operating companies. We are primarily engaged in real estate development and sales, with significant interests in timber. Our mission is to create places that inspire people and make JOE’s Florida an even better place to live, work and play. We’re no ordinary JOE.

More information about JOE can be found at our web site at http://www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized. Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements. Risk factors that may cause the actual results to differ are described in this release and in our various documents filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2005.

Copyright 2006, The St. Joe Company. “St. Joe,” “JOE” and the “Taking Flight” design are service marks of The St. Joe Company.